EXHIBIT 99

                  PATRIOT TRANSPORTATION HOLDING, INC./NEWS
       Contact:   John D. Milton, Jr.
     	          Chief Financial Officer            904/396-5733

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PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER
OF FISCAL YEAR 2009.

Jacksonville, Florida; February 04, 2009 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,747,000 or $0.56 per diluted share in the first quarter of fiscal 2009, an increase of $342,000 or 24.3% compared to net income of $1,405,000 or $0.45 per diluted share in the same period last year.

Increased revenue per mile and lower fuel expenses in the transportation segment offset continued reduced demand for flatbed trucking services. The real estate segment's results were impacted by lower royalty revenues and increased vacancy from new building additions but were assisted by lower interest expense. Net income for the first quarter of fiscal 2008 benefited from a gain on condemnation of land of $1,544,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,460,000, net of income tax benefits, for the Company's former President and CEO, whose retirement was effective February 6, 2008.


First Quarter Operating Results. For the first quarter of fiscal 2009, consolidated revenues were $37,932,000, a decrease of $1,268,000 or 3.2% over the same quarter last year.

Transportation segment revenues were $32,070,000 in the first quarter of 2009, a decrease of $849,000 over the same quarter last year. Revenue miles in the current quarter were down 12.1% compared to the first quarter of 2008 due to reduced loads in the flatbed portion of the transportation segment. Decreased construction material freight demand from the downturn in housing and commercial construction pushed revenues miles down in the flatbed operation compared to last year. Excluding fuel surcharges, revenue per mile increased 11.4% over the same quarter last year. The average price paid per gallon of diesel fuel decreased by $.45 or 17.1% over the same quarter in 2008 and fuel surcharge revenue decreased $161,000.

Real Estate segment revenues for the first quarter of fiscal 2009 were $5,862,000, a decrease of $419,000 or 6.7% over the same quarter last year. Lease revenue from developed properties decreased $78,000 or 1.8%, due to a decrease in occupied square footage along with the inclusion of favorable adjustments to unrealized rents due to a renewal in the same quarter last year. Royalties and rent decreased $341,000 or 17.3% due to decreased demand for mined tons in addition to a $165,000 decrease in revenues from timber harvesting.

Consolidated gross profit was $7,164,000 in the first quarter of fiscal 2009, an increase of $941,000 or 15.1% compared to $6,223,000 in the same period last year. Gross profit in the transportation segment increased $1,696,000 or 60.9% primarily due to the sharp decline in fuel costs net of surcharges. Gross profit in the real estate segment decreased $755,000 or 21.9% from the first quarter 2008, due to reduced demand for mined tons and expenses related to new building additions.


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501 Riverside Ave., Ste 500 / Jacksonville, Florida 32202 /(904) 396-5733

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Selling, general and administrative expenses decreased $1,935,000 over the same quarter last year. The current year includes $210,000 of expenses related to an aircraft purchased in second quarter of fiscal year 2008. Fiscal year 2008 included $2,371,000 accrual of retirement benefits for the Company's previous President and Chief Executive Officer.

Gain from condemnation of land was $2,507,000 in the same quarter last year resulting from the taking by the Virginia Department of Transportation ("VDOT") of 28 acres on December 13, 2007 by filing a Certificate of Take and depositing with the Court $5,860,000, representing VDOT's estimate of the fair market value of the property. On October 15, 2008 the Company agreed with VDOT to total compensation for the condemnation of $6,414,000 resulting in an additional amount of $554,000 recorded as a receivable as of December 31, 2008. The Prince William County Property was purchased in December 2005 and the cost of the 28 acres taken by VDOT was $3,282,000.

Summary and Outlook. The flatbed portion of the transportation segment continues to face poor freight demand from the housing and commercial construction downturns. During the first quarter of fiscal 2009, increased revenue per mile in the transportation segment and lower fuel expenses offset reduced demand for flatbed trucking services.

The Company's real estate development business continues to expand its portfolio of warehouse-office products consistent with maintaining a watchful eye on national and regional economic health. With the exception of completing a flex office warehouse building commenced in the spring of 2008, the Company is not presently engaged in the construction of any new buildings.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc.
is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


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   	           PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                 (In thousands except per share amounts)

                                                      Three Months
                                                         Ended
                                                      December 31
                                                      -----------
                                                    2008      2007
                                                    ----      ----

Revenues                                           $ 37,932   39,200
Gross profit                                       $  7,164    6,223
Income before income taxes                         $  2,866    2,279
Net income                                         $  1,747    1,405
Earnings per common share:
            Basic                                     $0.58     0.46
            Diluted                                   $0.56     0.45
Weighted average common shares outstanding:
            Basic                                     3,033    3,042
            Diluted                                   3,108    3,150




                    PATRIOT TRANSPORTATION HOLDING, INC.
                    Condensed Balance Sheets (unaudited)
                          (Amounts in thousands)

                                         December 31  September 30
                                             2008         2008
                                         -----------  ------------

Cash and cash equivalents               $      5,318  $      7,778
Accounts receivable, net                       8,920        12,918
Other current assets                           6,847         8,167
Property, plant and equipment, net           216,002       210,760
Investment in Brooksville Joint Venture        6,613         6,395
Other non-current assets                      15,739        16,022
                                        ------------  ------------
     Total Assets                       $    259,439  $    262,040
                                        ============  ============

Current liabilities                     $     19,798  $     23,263
Long-term debt (excluding current
  maturities)                                 75,107        76,153
Deferred income taxes                         18,885        18,885
Other non-current liabilities                  6,403         6,384
Shareholders' equity                         139,246       137,355
                                        ------------  ------------
    Total Liabilities and
      Shareholders' Equity              $    259,439  $    262,040
                                        ============  ============

                             Continued

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                   PATRIOT TRANSPORTATION HOLDING, INC.
                       Business Segments (unaudited)
                           (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                        Three Months Ended
                                           December 31
                                           -----------
                                        2008          2007
                                        ----          ----

Transportation Revenues               $ 32,070       32,919
Real Estate Revenues                     5,862        6,281
                                      --------       ------
Total Revenues                        $ 37,932       39,200
                                      ========       ======

Transportation Operating Profit       $  2,074          646
Real Estate Operating Profit             2,685        3,440
Corporate Expenses                      (1,047)      (3,250)
                                      ---------      -------
Total Operating Profit                $  3,712          836
                                      ========       =======

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